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NEWS RELEASE
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Contact:     Larry Selwitz, Fin-Com
             (714) 645-8410

             John Ortega, Voxel
             (949) 348-3200

                                                          For Immediate Release
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                         Voxel Files Chapter 11 Petition
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June 1, 1998 -- Laguna Hills, California -- Voxel (NASDAQ:VOXL) ) announced today that it has filed a voluntary Chapter 11 petition. The filing was precipitated by a recent arbitration award of $1.9 million in favor of General Scanning, Inc. ("GSI"), and by the subsequent failure of the parties to reach an agreement as to a payment schedule. Voxel intends to operate under the protection afforded by the Bankruptcy Code so that it may complete the development of the Voxcam(R) imager unhampered by continuing collection efforts by GSI. The filing will also facilitate efforts by Voxel to maximize the value of its assets for the benefit of creditors, and to maintain the going concern value of the company for shareholders and other investors.

Voxel is engaged in the development and marketing of Digital Holography, a proprietary system that produces "three-dimensional X-rays" of the internal structure of the body. The Digital Holography(TM) System consists of the Voxcam imager, an electro-optical instrument that holographically images CT and MR data on film; Voxbox(R) lightboxes to view the film; and Voxfilm(R) media, special silver halide film to record the hologram. Clinical evaluations of the System have been ongoing for over four years at numerous medical centers; FDA 510(k) clearance for the System has been obtained. Additionally, patents have issued covering the Company's method for making a multiple exposure hologram -- the basis for the Digital Holography System.

For more information about Voxel, visit the company on the Internet at www.voxel.com.

This press release contains forward looking information that is subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Among these risks and uncertainties are (i) the pursuit of legal remedies by General Scanning, Inc., and other creditors of the Company, (ii) the Company's failure to timely complete a capital raising or other transaction prior to exhaustion of available cash, and (iii) the possible decision of current company personnel to accept alternative employment.

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